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                                                                SUB-ITEM 77D(G)

                 POLICIES WITH RESPECT TO SECURITY INVESTMENTS

                   AIM GROWTH SERIES (INVESCO GROWTH SERIES)

On April 24, 2013, the Board of Trustees of AIM Growth Series (Invesco Growth Series), on behalf of Invesco Global Quantitative Core Fund (the "Fund"), adopted resolutions approving to: (1) change the name of the Fund to Invesco Global Low Volatility Equity Yield Fund; (2) change the Fund's investment objective from "long term growth of capital" to "income and long term growth of capital"; (3) remove the non-fundamental restriction related to investing 80% of net assets in securities of U.S. issuers and adding a non-fundamental restriction requiring the Fund to invest at least 80% of its net assets in equity securities; and (4) change the distribution frequency from annually to quarterly.

The changes described above were effective July 31, 2013, and are further described in the supplement to the Fund's prospectus filed via EDGAR with the Securities and Exchange Commission on June 28, 2013 (accession number 0000950123-13-004274) and incorporated by reference herein.